Medifast Announces Second Quarter 2025 Financial Results

August 4, 2025
BALTIMORE – (BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its habit-based and coach-guided lifestyle solution, OPTAVIA®, today reported results for the second quarter ended June 30, 2025.

Second Quarter 2025
•Revenue: $105.6 million, with revenue per active earning coach of $4,630
•Active Coaches: Independent active earning OPTAVIA coaches of 22,800
•Net Income: $2.5 million or $0.22 per diluted share, which includes a gain on investment in LifeMD (Nasdaq: LFMD) common stock of $2.0 million (net of tax)
•Strong Balance Sheet: $162.7 million in cash, cash equivalents, and investment securities with no debt
“We are working diligently to transform our business as we look to help more people achieve optimal metabolic health,” said Dan Chard, CEO of Medifast. “We’re focused on new and impactful ways to reignite coach growth and productivity through targeted initiatives that aim to enhance our offering, expand tailored client solutions, and strengthen coach success, all while maintaining a disciplined balance sheet.”
Chard added, “Science will continue to guide our strategy and innovation. With 9 out of 10 U.S. adults metabolically unhealthy1,2, recent analysis of data from a clinical study we commissioned led our scientists to discover that people who follow the OPTAVIA 5 & 1 Plan preserve 98% of their lean mass3, a benefit that goes beyond weight loss. Preserving lean mass is a critical component of metabolic health. Building on this momentum, we will continue to leverage scientific findings from our team of experts to strengthen our core offering and unlock new areas of growth, including an upcoming scientific advancement that we believe will further solidify OPTAVIA’s role in helping people combat and reverse the effects of metabolic dysfunction.”
Second Quarter 2025 Results
Second quarter 2025 revenue decreased 37.4% to $105.6 million from $168.6 million for the second quarter of 2024 primarily driven by a decrease in the number of active earning OPTAVIA coaches. The total number of active earning OPTAVIA coaches decreased 32.7% to 22,800 compared to 33,900 for the second quarter of 2024. The number of active earning OPTAVIA coaches has been trending downward year-over-year since the first quarter of 2023, driven by continued challenges with client acquisition. The average revenue per active earning OPTAVIA coach was $4,630, compared to $4,972 for the second quarter last year, primarily driven by continued pressure with client acquisition reflecting broader challenges in the operating environment, including rapid adoption of GLP-1 medications for weight loss.
1 O'Hearn M, et al. Trends and Disparities in Cardiometabolic Health Among U.S. Adults, 1999-2018. J Am Coll Cardiol. 2022;80(2):138-151. doi: 10.1016/j.jacc.2022.04.046.
2 Nichols GA, et al. Cardiometabolic Risk Factors Among 1.3 Million Adults With Overweight or Obesity, but Not Diabetes, in 10 Geographically Diverse Regions of the United States, 2012–2013. Prev Chronic Dis 2017;14:160438. doi: http://dx.doi.org/10.5888/pcd14.160438.
3 Arterburn LM, et al. Randomized controlled trial assessing two commercial weight loss programs in adults with overweight or obesity. Obes Sci Pract. 2018;5(1):3-14. doi: 10.1002/osp4.312. In a clinical study, individuals on the OPTAVIA 5&1 Plan, retained 98% of lean mass at 16 weeks.

Gross profit decreased 37.9% to $76.6 million from $123.4 million for the second quarter of 2024. The decrease in gross profit was primarily due to lower revenue. Gross profit margin was 72.6% compared to 73.2% in the second quarter of 2024.
Selling, general, and administrative expenses (“SG&A”) decreased 40.8% to $77.7 million compared to $131.3 million for the second quarter of 2024. The decrease in SG&A was primarily due to a $24.3 million decrease in OPTAVIA coach compensation as a result of fewer active earning coaches and lower volumes. Additionally, the company incurred costs in the second quarter of 2024 that did not recur in the second quarter of 2025, including $12.5 million for supply chain optimization, $3.0 million for cancellation of the OPTAVIA convention in future years, and $2.0 million for the company's collaboration with LifeMD. As a percentage of revenue, SG&A decreased 430 basis points year-over-year to 73.6% of revenue, as compared to 77.9% for the second quarter of 2024. The decrease in SG&A as a percentage of revenue was primarily due to approximately 740 basis points for supply chain optimization initiatives and 180 basis points for cancellation of the OPTAVIA convention incurred in the second quarter of 2024 that did not recur in the second quarter of 2025, partially offset by 440 basis points attributable to the loss of leverage on fixed costs to due to lower sales volumes.
The company's loss from operations for the period was $1.1 million, an improvement of 86.5% from $7.9 million in the prior year comparable period. As a percentage of revenue, loss from operations was 1.0% for the second quarter of 2025 compared to 4.7% in the prior-year period.
Other income increased $6.7 million to $3.9 million compared to other expenses of $2.8 million for the second quarter of 2024. The increase in other income was primarily due to a gain on the company's investment in LifeMD common stock. The company's gain on investment in LifeMD common stock for the second quarter of 2025 was $2.6 million, compared to a loss on investment of $4.2 million for the corresponding period in 2024. The company sold its investment in LifeMD during the current quarter. However, the collaboration between LifeMD and the company continues and remains unchanged.
The effective tax rate was 13.7% for the second quarter of 2025 compared to 23.4% in the prior-year period. The change in the effective tax rate for the three months ended June 30, 2025 was primarily driven by the increase in the limitation for executive compensation, which was magnified by the near break-even pre-tax position in the current year.
In the second quarter of 2025, the company's net income was $2.5 million, or $0.22 per diluted share, based on approximately 11.1 million shares of common stock outstanding. In the second quarter of 2024, net loss was $8.2 million, or $0.75 per diluted share, based on approximately 10.9 million shares of common stock outstanding.
Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with $162.7 million in cash, cash equivalents and investment securities and no debt as of June 30, 2025, compared to $162.3 million in cash, cash equivalents and investment securities and no debt at December 31, 2024.
Outlook
The company expects third quarter 2025 revenue to be in the range of $70 million to $90 million and third quarter 2025 diluted income/(loss) per share to be in the range of ($0.60) to $0.00.
Conference Call Information
The conference call is scheduled for today, Monday, August 4, 2025 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1726298&tp_key=605c001a0f and will be archived online and available through November 3, 2025. In addition, listeners may dial (201) 389-0879 to join via telephone.
A telephonic playback will be available from 8:30 p.m. ET, August 4, 2025, through August 11, 2025. Participants can dial (412) 317-6671 and enter passcode 13754642 to hear the playback.
About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its habit-based and coach-guided lifestyle solution OPTAVIA®, which provides people with a simple yet comprehensive approach to address obesity and support a healthy lifestyle. OPTAVIA's holistic solution includes lifestyle plans with clinically proven health benefits, scientifically developed products, and a framework for habit creation – all reinforced by independent coach support for clients on their weight loss journeys. Through its collaboration with national virtual primary care provider LifeMD® (Nasdaq: LFMD) and its affiliated medical group, the holistic solution now includes access to GLP-1 medications where clinically appropriate. Medifast remains committed to its mission of offering Lifelong Transformation, Making a Healthy Lifestyle Second Nature™. Visit the OPTAVIA and Medifast websites for more information and follow @Medifast on X and LinkedIn.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent OPTAVIA coaches; Industry competition and new weight loss products, including weight loss medications, or services; Medifast’s health or advertising related claims by OPTAVIA clients; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by OPTAVIA coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:

Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Revenue	$105,555	$168,558	$221,283	$343,297
Cost of sales	28,911	45,120	60,395	92,567
Gross profit	76,644	123,438	160,888	250,730

Selling, general, and administrative	77,710	131,314	163,217	250,666

Income (loss) from operations	(1,066)	(7,876)	(2,329)	64

Other income (expense)
Interest income	1,369	1,296	2,671	2,519
Other income (expense)	2,572	(4,070)	3,059	(1,647)
	3,941	(2,774)	5,730	872

Income (loss) before provision for income taxes	2,875	(10,650)	3,401	936

Provision (benefit) for income taxes	395	(2,496)	1,693	773

Net income (loss)	$2,480	$(8,154)	$1,708	$163

Earnings (loss) per share - basic	$0.23	$(0.75)	$0.16	$0.01

Earnings (loss) per share - diluted	$0.22	$(0.75)	$0.15	$0.01

Weighted average shares outstanding
Basic	10,991	10,937	10,970	10,923
Diluted	11,060	10,937	11,045	10,967

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	June 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	$101,694	$90,928
Inventories, net	30,201	42,421
Investments	60,979	71,416
Income taxes, prepaid	4,513	—
Prepaid expenses and other current assets	9,054	9,639
Total current assets	206,441	214,404

Property, plant and equipment, net of accumulated depreciation	34,597	37,527
Right-of-use assets	8,856	11,155
Other assets	7,979	9,667
Deferred tax assets	11,460	11,460

TOTAL ASSETS	$269,333	$284,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$40,260	$56,494
Income taxes payable	—	1,485
Current lease obligations	5,924	6,182
Total current liabilities	46,184	64,161

Lease obligations, net of current lease obligations	7,144	9,943
Total liabilities	53,328	74,104

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
10,991 and 10,938 issued and outstanding
at June 30, 2025 and December 31, 2024, respectively	11	11
Additional paid-in capital	37,323	33,136
Accumulated other comprehensive income	179	180
Retained earnings	178,492	176,782
Total stockholders' equity	216,005	210,109

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$269,333	$284,213